Exhibit 99.1

JCPENNEY REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

Delivered Positive Sales Comps for the Quarter and Year-to-Date Periods

PLANO, Texas - (Aug. 16, 2018) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its fiscal second quarter ended Aug. 4, 2018. Comparable sales increased 0.3 % for the second quarter. Net loss for the quarter was $101 million or ($0.32) per share.

“During the second quarter, we delivered a positive sales comp of 0.3%. We had a strong start and finish to the quarter, with both May and July comps delivering ahead of our annual comp guidance range. Overall, we are confident that our renewed focus on Women’s is having a beneficial impact, evidenced by the positive comp sales performance in Women’s and Children’s apparel, both of which meaningfully out-performed our total Q2 comp results,” said Jeffrey Davis, chief financial officer.

Davis continued, “This quarter we adjusted our approach to inventory management from ‘buying to store capacity’ to ‘buying and chasing’ into demonstrated sales trends. Inventory receipts continued to outpace total sales performance this quarter due to prior purchase commitments. As such, we took necessary actions to markdown and clear excessive inventory positions across many of our categories, which encompasses more than just seasonal product or fashion misses. We will continue to take actions to right-size our inventory, better curate our assortment and most importantly, provide a solid foundation that we can continue to build upon as we move forward. Consequently, we are reducing our earnings guidance for fiscal 2018.”

For the second quarter ended Aug. 4, 2018, total net sales decreased 7.5 % to $2.76 billion compared to $2.99 billion for the second quarter ended Jul. 29, 2017. The decline in total net sales was primarily the result of the 141 stores that closed in fiscal 2017. Comparable sales increased 0.3 % for the second quarter. Credit income, which was previously reflected as a reduction to SG&A, was $67 million for the second quarter this year compared to $83 million in the second quarter last year.

Children’s, Jewelry, Sephora, Women’s Apparel and Salon were the Company’s top performing divisions and categories during the quarter. Geographically, the Gulf Coast, Southeast and Northwest were the best performing regions of the country.

Cost of goods sold, which excludes depreciation and amortization, was $1.83 billion, or 66.3 % of sales, for the second quarter this year compared to $1.93 billion, or 64.7 % of sales in the same period last year. The increase as a rate of sales was primarily driven by markdown and pricing actions taken in the quarter to clear slow-moving seasonal inventory due to lower than planned sales.

SG&A expenses for the second quarter were $880 million, or 31.9 % of sales compared to $935 million, or 31.3 % of sales in the second quarter last year. The dollar reduction to last year was primarily driven by lower store expenses because of 141 stores that closed during fiscal 2017, corporate overhead and incentive compensation.

For the second quarter, the Company’s net loss was $101 million, or ($0.32) per share, compared to a net loss of $48 million, or ($0.15) per share in the same period last year.

Adjusted net loss was $120 million, or ($0.38) per share, for the second quarter this year compared to an adjusted net loss of $23 million, or ($0.07) per share, for the second quarter last year. Adjusted net loss for the second quarter of 2018 and 2017 included gains on the sale of operating assets, which totaled $40 million, or $0.13 per share, and $1 million, or $0.00 per share, respectively; and $52 million, or approximately ($0.16) per share, resulting from an impairment charge in the second quarter this year related to the expected sale of the Company’s three corporate-owned aircraft. In addition, second quarter adjusted net loss for 2018 and 2017 included the following items:

•	$2 million, or $0.01 per share, this year related to restructuring and management transition charges compared to $23 million, or $0.07 per share, last year;

•	$19 million, or ($0.06) per share, this year related to other components of net periodic pension income compared to $14 million, or ($0.05) per share, last year;

•	$35 million, or $0.11 per share, last year related to the loss on extinguishment of debt; and

•	$1 million, or ($0.00) per share this year compared to $19 million, or ($0.06) per share, last year related to the proportional share of net income from the home office land joint venture.

A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

Cash and cash equivalents at the end of the second quarter were $182 million. Free cash flow was ($235) million for the six months ended Aug 4, 2018, an improvement of $186 million compared to the three months ended May 5, 2018.

The Company ended the quarter with liquidity of approximately $2.2 billion.

Inventory at the end of the second quarter was $2.82 billion, an increase of 0.1 % compared to the end of the second quarter last year, and up 1.0 % on a comp store basis.

CEO Search Update

“I want to take this opportunity to update our stakeholders on the progress of the CEO search. The process is going well and the Board has met with highly qualified candidates who have expressed a strong desire to become the next leader of JCPenney. The hiring of a new CEO is the top priority of the Board of Directors and we will continue to expedite the process in order to bring this search to a successful conclusion,” said Ronald W. Tysoe, JCPenney board chairman.

Outlook

The Company has revised its 2018 full year guidance as follows:

•	Comparable store sales: now expected to be approximately flat; and

•	Adjusted earnings per share[1]: now expected to be ($1.00) to ($0.80).

1 A reconciliation of non-GAAP forward-looking projections to GAAP financial measures is not available as the nature or amount of potential adjustments, which may be significant, cannot be determined now.

Second Quarter Earnings Conference Call Details

At 8:30 a.m. ET today, the Company will host a live conference call conducted by Chief Financial Officer Jeffrey Davis and select members of management. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (844) 243-9275, or (225) 283-0394 for international callers, and reference 4296716 conference ID or visit the Company’s investor relations website at https://ir.jcpenney.com. Supplemental slides will be available on the Company’s investor relations website approximately 10 minutes before the start of the conference call.

Telephone playback will be available for seven days beginning approximately two hours after the conclusion of the conference call by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing 4296716 conference ID.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; Follow us @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcp.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home retailers, combines an expansive footprint of over 860 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to deliver style and value for all hard-working American families. At every touchpoint, customers will discover stylish merchandise at incredible value from an extensive portfolio of private, exclusive and national brands. Reinforcing this shopping experience is the customer service and warrior spirit of approximately 98,000 associates across the globe, all driving toward the Company's mission to help customers find what they love for less time, money and effort. For additional information, please visit jcp.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, cost of goods sold, selling, general and administrative expenses, earnings, cash flows and interest expense.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations. Please refer to the Company's most recent Form 10-Q for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended				Six Months Ended
Statements of Operations:	August 4, 2018	July 29, 2017	% Inc. (Dec.)		August 4, 2018	July 29, 2017	% Inc. (Dec.)
Total net sales	$2,762	$2,985	(7.5)%		$5,346	$5,686	(6.0)%
Credit income and other	67	83	(19.3)%		154	166	(7.2)%
Total revenues	$2,829	$3,068	(7.8)%		$5,500	$5,852	(6.0)%

Costs and expenses/(income):
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	1,831	1,932	(5.2)%		3,543	3,657	(3.1)%
Selling, general and administrative (SG&A)	880	935	(5.9)%		1,706	1,873	(8.9)%
Depreciation and amortization	140	144	(2.8)%		281	289	(2.8)%
Real estate and other, net	12	(19)	(100.0)%	+	(6)	(137)	(95.6)%
Restructuring and management transition	2	23	(91.3)%		9	123	(92.7)%
Total costs and expenses	2,865	3,015	(5.0)%		5,533	5,805	(4.7)%
Operating income/(loss)	(36)	53	(100.0)%	+	(33)	47	(100.0)%	+
Other components of net periodic pension cost/(income)	(19)	(14)	35.7%		(38)	92	100.0%	+
(Gain)/loss on extinguishment of debt	—	35	(100.0)%		23	35	(34.3)%
Net interest expense	79	79	—%		157	166	(5.4)%
Income/(loss) before income taxes	(96)	(47)	(100.0)%	+	(175)	(246)	28.9%
Income tax expense/(benefit)	5	1	100.0%	+	4	(11)	100.0%	+
Net income/(loss)	$(101)	$(48)	(100.0)%	+	$(179)	$(235)	23.8%

Earnings/(loss) per share - basic and diluted	$(0.32)	$(0.15)	(100.0)%	+	$(0.57)	$(0.76)	25.0%

Financial Data:
Comparable store sales increase/(decrease) (1)	0.3%	(1.3)%			0.2%	(2.4)%
Ratios as a percentage of total net sales:
Cost of goods sold	66.3%	64.7%			66.3%	64.3%
SG&A expenses	31.9%	31.3%			31.9%	32.9%
Operating income/(loss)	(1.3)%	1.8%			(0.6)%	0.8%
Effective income tax rate	5.2%	2.1%			2.3%	(4.5)%

Common Shares Data:
Issued and outstanding shares at end of period	314.8	310.3			314.8	310.3
Weighted average shares - basic	315.7	310.8			314.8	310.2
Weighted average shares - diluted	315.7	310.8			314.8	310.2

(1)
Comparable store sales include sales from all stores, including sales from services, that have been open for 12 consecutive full fiscal months and Internet sales. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation. Our definition and calculation of comparable store sales may differ from other companies in the retail industry.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	August 4, 2018	July 29, 2017
Current assets:
Cash in banks and in transit	$171	$186
Cash short-term investments	11	128
Cash and cash equivalents	182	314
Merchandise inventory	2,824	2,820
Prepaid expenses and other	221	223
Total current assets	3,227	3,357
Property and equipment, net	4,058	4,390
Prepaid pension	87	—
Other assets	686	622
Total assets	$8,058	$8,369

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$910	$950
Other accounts payable and accrued expenses	1,025	1,121
Current portion of capital leases, financing obligation and note payable	7	9
Current maturities of long-term debt	42	232
Total current liabilities	1,984	2,312
Long-term capital leases, financing obligation and note payable	208	216
Long-term debt	3,960	3,836
Deferred taxes	144	202
Other liabilities	546	635
Total liabilities	6,842	7,201
Stockholders' equity	1,216	1,168
Total liabilities and stockholders' equity	$8,058	$8,369

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Six Months Ended
Statements of Cash Flows:	August 4, 2018	July 29, 2017
Cash flows from operating activities:
Net income/(loss)	$(179)	$(235)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	(3)	73
Asset impairments and other charges	52	3
Net gain on sale of operating assets	(57)	(118)
(Gain)/loss on extinguishment of debt	23	35
Depreciation and amortization	281	289
Benefit plans	(37)	96
Stock-based compensation	6	16
Deferred taxes	(1)	(19)
Change in cash from:
Inventory	(21)	76
Prepaid expenses and other assets	(21)	(64)
Merchandise accounts payable	(63)	(27)
Income taxes	—	3
Accrued expenses and other	(115)	(72)
Net cash provided by/(used in) operating activities	(135)	56
Cash flows from investing activities:
Capital expenditures	(221)	(192)
Proceeds from sale of operating assets	121	146
Joint venture return of investment	—	9
Net cash provided by/(used in) investing activities	(100)	(37)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	400	—
Proceeds from borrowings under the credit facility	2,258	272
Payments of borrowings under the credit facility	(2,081)	(272)
Premium on early retirement of long-term debt	(20)	(30)
Payments of capital leases, financing obligation and note payable	(4)	(12)
Payments of long-term debt	(586)	(541)
Financing costs	(7)	(9)
Proceeds from stock issued under stock plans	2	3
Tax withholding payments for vested restricted stock	(3)	(3)
Net cash provided by/(used in) financing activities	(41)	(592)
Net increase/(decrease) in cash and cash equivalents	(276)	(573)
Cash and cash equivalents at beginning of period	458	887
Cash and cash equivalents at end of period	$182	$314

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture) and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps. Unlike other operating expenses, restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps are not directly related to our ongoing core business operations. Further, other components of net periodic pension cost/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURE:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to adjusted EBITDA, a non-GAAP financial measure:

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net income/(loss)	$(101)	$(48)	$(179)	$(235)
Add: Net interest expense	79	79	157	166
Add: (Gain)/loss on extinguishment of debt	—	35	23	35
Add: Income tax expense/(benefit)	5	1	4	(11)
Add: Depreciation and amortization	140	144	281	289
Add: Restructuring and management transition charges	2	23	9	123
Add: Other components of net periodic pension cost/(income)	(19)	(14)	(38)	92
Less: Proportional share of net income from the home office land joint venture	(1)	(19)	(1)	(20)
Adjusted EBITDA (non-GAAP)	$105	$201	$256	$439

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net income/(loss)	$(101)	$(48)	$(179)	$(235)
Earnings/(loss) per share-diluted	$(0.32)	$(0.15)	$(0.57)	$(0.76)

Add: Restructuring and management transition charges (1)	2	23	9	123
Add: Other components of net periodic pension cost/(income) (1)	(19)	(14)	(38)	92
Add: (Gain)/loss on extinguishment of debt (1)	—	35	23	35
Less: Proportional share of net income from the home office land joint venture (1)	(1)	(19)	(1)	(20)
Less: Tax impact resulting from other comprehensive income allocation (2)	(1)	—	(3)	(16)
Adjusted net income/(loss) (non-GAAP)	$(120)	$(23)	$(189)	$(21)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$(0.38)	$(0.07)	$(0.60)	$(0.07)

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)	Represents the net tax benefit that resulted from our other comprehensive income allocation between our Operating loss and Accumulated other comprehensive income.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, payments made for business acquisitions or required pension contributions, if any. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table sets forth a reconciliation of cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure, as well as information regarding net cash provided by/(used in) investing activities and net cash provided by/(used in) financing activities:

	Six Months Ended
	August 4, 2018	July 29, 2017
Net cash provided by/(used in) operating activities	$(135)	$56
Add: Proceeds from sale of operating assets	121	146
Less: Capital expenditures	(221)	(192)
Free cash flow (non-GAAP)	$(235)	$10

Net cash provided by/(used in) investing activities (1)	$(100)	$(37)
Net cash provided by/(used in) financing activities	$(41)	$(592)

(1)	Net cash provided by/(used in) investing activities includes capital expenditures and proceeds from sale of operating assets, which are also included in our computation of free cash flow.